Exhibit 21.1

List of Company Subsidiaries

Entity	State of Incorporation/Formation
WEWIN TECHNOLOGY LLC	State of Florida
DZR Tech Limited	Hong Kong
Zhongyan Shangyue Technology Co., Ltd.	People’s Republic of China